UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — June 30, 2014

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

Placemark Acquisition

On June 30, 2014, Envestnet, Inc. (“Envestnet”) entered into an acquisition agreement and plan of merger (the “Agreement”) with Placemark Holdings, Inc., a Delaware corporation (“Placemark”), and certain of its shareholders pursuant to which Envestnet will acquire Placemark (the “Acquisition”).

Under the terms of the Agreement, Envestnet has agreed to pay an aggregate of $66 million in cash upon closing of the Acquisition, subject to certain post-closing adjustments.  Envestnet expects to fund the Acquisition with available cash and borrowings under its credit agreement dated June 19, 2014.

The Acquisition is subject to customary closing conditions, including customer consents, and is expected to be completed during the second half of 2014.

The Agreement contains customary representations and warranties. The representations and warranties contained in the Agreement will generally survive for eighteen months from the date of closing. Pursuant to the Agreement, following the consummation of the Acquisition, Envestnet is entitled to indemnification for, among other things, breaches of representations and warranties subject to a deductible and an aggregate cap.

The Agreement also contains customary covenants and agreements, including, among other things, with respect to the operation of the business of Placemark between the signing of the Agreement and the closing of the Acquisition.

Either Envestnet or Placemark may terminate the Agreement if the closing does not occur by October 31, 2014. The foregoing summary of the Agreement and the Acquisition does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which will be filed as an exhibit to Envestnet’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2014.

Item 7.01.      Regulation FD Disclosure.

On July 1, 2014, Envestnet issued a press release announcing the execution of the Agreement referred to in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        Press release dated July 1, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

	By:	/s/ Peter H. D’Arrigo
		Name:	Peter H. D’Arrigo
		Title:	Chief Financial Officer

Date: July 1, 2014

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